SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report:


                Date of Report (Date of earliest event reported:)
                        October 15, 2004 (October 12, 2004)

                     American Physicians Service Group, Inc.
             (Exact name of registrant as specified in its charter)


     Texas                        0-11453                         75-1458323
  (State of               (Commission File Number)              (IRS Employer
Incorporation)                                               Identification No.)



     1301 Capitol of Texas Highway
              Suite C-300
              Austin, Texas                                      78746
(Address of principal executive offices)                      (Zip Code)



                                 (512) 328-0888
                        (Registrant's telephone number,
                              including area code)




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Section 2 - Financial Information

Item 2.06 Material Impairments

     On October 6, 2004 the Board of Directors of American Physicians Service Group, Inc. met to review the valuation of our investment in the common stock of Financial Industries Corporation ("FIC") in conjunction with the preparation of our third quarter financial statements. On October 12, 2004 we determined that the decline in the market price of FIC's common stock should be considered "other than temporary" as defined in Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Consequently, we will record a pretax charge to earnings of approximately $2,400,000 in our interim financial statements for the quarter ended September 30, 2004. The charge will reduce our cost basis in FIC from $5,647,000, or $14.67 per share, to $3,273,000, or $8.50 per share, which is equal to the quoted market price of the FIC shares on September 30, 2004. This is a non-cash charge. Approximately $2,100,000 ($1,400,000, net of taxes) of this amount was reflected in our balance sheet at June 30, 2004 in Accumulated Other Comprehensive Loss.

     As disclosed in our Form 10-Q for the three and six months ended June 30, 2004, we believed that the decline in the market price of FIC had been brought about by its failure to file its 2003 10-K and its subsequent de-listing from the NASDAQ Stock Market. We had expected FIC to bring its filings current and pursue restoring its exchange listing by September 30, 2004. These events have not yet occurred. While we currently continue to have the ability and the intent to hold the stock indefinitely, the Board concluded that the additional uncertainty created by the late filings and lack of current financial information dictated that the decline should be viewed as other than temporary.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              American Physicians Service Group, Inc.



Date: October 15, 2004         By:  /s/ W.H. Hayes
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                              Name:    W.H. Hayes
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                              Title:   Sr VP - Finance
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